Exhibit 99.1

Company Investor/ Media Contact:
dj Orthopedics, Inc.
Mark Francois Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

DJ ORTHOPEDICS ANNOUNCES COMPLETION OF AMENDED AND RESTATED
CREDIT AGREEMENT

New Agreement Provides Lower Pricing and Greater Flexibility

SAN DIEGO, CA, May 5, 2005 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced that the Company has completed an amendment to its credit agreement that lowers the Company’s interest rate and provides greater flexibility for strategic and financial purposes.

The Company’s former credit agreement included a $100 million term loan, which had outstanding borrowings of approximately $94 million at the end of the first quarter of 2005, and an undrawn $30 million revolving line of credit.  The new agreement reduces the term loan to $50 million and increases the revolving line of credit to $75 million, of which approximately $44 million will be initially drawn.

Pricing under the new credit agreement includes a leverage-based pricing grid that ranges from LIBOR plus 1.25% to LIBOR plus 2.00%.  At the Company’s current leverage ratio, the Company’s initial rate of interest is LIBOR plus 1.50%, which is 75 basis points lower than the Company’s previous agreement. The new agreement also reduces the commitment fees paid by the Company on its unused revolving line of credit. In addition, many of the covenants and restrictions in the Company’s previous agreement were modified to provide the Company with enhanced flexibility for acquisitions and other uses of cash.

Lenders participating in the amended and restated agreement include Wachovia Capital Markets, LLC as Sole Book Runner, Sole Lead Arranger and Administrative Agent, Bank of the West and Wells Fargo Bank, National Association as Syndication Agents and Bank of America N.A. and Union Bank of California, N.A. as Documentation Agents. General Electric Capital Corporation rounds out the lender group.

“We are very pleased to announce this amended and restated credit agreement, which represents an exceptional improvement for dj Orthopedics,” said Vickie Capps, CFO.  “We have made substantial improvements to our capital structure over the past year that have saved us approximately $10 million in annual interest expense.  This latest amendment further decreases our interest expense, and perhaps more importantly, provides us with added flexibility to use borrowings under the agreement, and our strong cash flow, for broader strategic and financial purposes. We appreciate the strong support shown by Wachovia and the lending group to help us achieve both our corporate strategic and financial objectives.”

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

# # #